Exhibit 10

FIRST AMENDMENT TO
BUSINESS OPERATIONS AGREEMENT

     THIS FIRST AMENDMENT TO BUSINESS OPERATIONS AGREEMENT (the “Amendment”) is made effective as of April 1, 2003 by and between LANDMARK LAND COMPANY, INC. , a Delaware corporation (herein referred to as “Company”), and DPMG, Inc., a Delaware corporation (herein referred to as “Operator”).

W I T N E S S E T H :

     WHEREAS, on March 22, 2002, Company and Operator entered into a Business Operations Agreement (the “Agreement”) whereby Company retained Operator to perform certain services for and on behalf of the Company.

     WHEREAS, the services currently being performed by Operator under the Agreement have significantly expanded to include activities in Spain and other foreign venues.

     WHEREAS, the Company and Operator have agreed to amend the Agreement to increase the monthly fee payable to Operator thereunder to $75,000 and to make certain other adjustments to the terms thereof.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	The last sentence of Section 1.1 of the Agreement shall be amended to read as follows:

Commencing April 1, 2003, the term shall automatically be renewed on a quarterly basis; however, either party shall have a right to terminate this Agreement at any time upon not less than ninety (90) days prior written notice to the other party.

2.	Section 1.4 of the Agreement shall be amended to read as follows:

Commencing April 1, 2003, Operator shall be entitled to a monthly management fee for its services hereunder equal to $75,000 per month. The management fee shall be paid monthly in advance and is intended to cover all expenses incurred by Operator in performing its services hereunder, including, without limitation, copying costs, office supplies, telephone and fax charges, and similar costs and expenses. This management fee does not cover third party contracts entered into by the Company for the provision of legal services, share transfer agent services and the like. The management fee shall be subject to adjustment on a quarterly basis depending on the services to be provided by Operator for the succeeding quarter. In the event the amount of the management fee is challenged for any quarter(s) by a third party, Company and Operator agree to submit such management fee amount to arbitration and the determination by the arbitrator of a “reasonable” fee amount for such quarter(s) shall be final and binding on each of Company and Operator. In addition, Company agrees to deposit with Operator a sum equal to the management fee payable hereunder for the last three months of the Term, which deposit shall be held by Operator and credited to the management fee payable to Operator hereunder for such three-month period.

3.	Except as expressly set forth herein, all other terms and conditions of the Agreement shall remain unmodified and in full force and effect.

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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first above written.

COMPANY:

Landmark Land Company, Inc., a Delaware corporation

By:	/S/ Gerald G. Barton

Name:	Gerald G. Barton

Title:	President

OPERATOR:

DPMG, INC., a Delaware corporation

By:	/S/ Joe Olree

Name:	Joe Olree

Title:	Treasurer